Exhibit 99.1
[Chase Letterhead]



March 15, 2005



Chase Funding, Inc.
343 Thornall Street
Edison, NJ  08837



RE: Annual Statements as to Compliance


Pursuant to that certain Loan Servicing Agreement ("Agreement") dated as of November 1, 2004, Chase Loan Acquisition Trust Mortgage Loan Asset-Backed Certificates, Series OPT1, I, Douglas C. Stephens, hereby certify that (I) a review of the activities of the Servicer during the preceding year and the performance under this Agreement has been made under my supervision, and (II) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for such year.

Sincerely,



/s/ Douglas C. Stephens
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Douglas C. Stephens
Vice President Default Loan Servicing

HJB/em

cc:  Lorraine Rohrig

Enc.